Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EnergySolutions, LLC 401(k) Profit Sharing Plan of EnergySolutions, Inc. of our reports dated March 15, 2012, with respect to the consolidated financial statements of EnergySolutions, Inc. and the effectiveness of internal control over financial reporting of EnergySolutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
July 20, 2012